Exhibit 4.8

TELECOM ITALIA S.p.A.

Resolution for the merger by incorporation of

Telecom Italia Mobile S.p.A.

into

Telecom Italia S.p.A.

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

•	The meeting of ordinary shareholders of Telecom Italia S.p.A. (the Absorbing Company),

•	having seen the plan for the merger by incorporation into Telecom Italia S.p.A. of Tim S.p.A. (the Company to be Absorbed) filed with the Milan and Turin Company Registers on 25 January 2005 (the Merger Plan);

•	having examined the Directors’ Reports on the merger transaction (the Merger);
•	having taken note of the balance sheets at 30 September 2004 of the companies participating in the Merger;

•	having taken note of the reports on the fairness of the exchange ratios prepared by the auditing firms Mazars & Guerard S.p.A. for Telecom Italia and Reconta Ernst & Young S.p.A. for Tim;

•	having taken note of the timely filing of the documentation required under applicable law;

•	having taken note of the Board of Auditors’ attestation that the present share capital is fully paid up;

resolves

1.	to approve the Merger Plan and consequently to proceed—with the accounting and tax effects starting on 1 January of the year in which the Merger becomes effective, as provided for in the Merger Plan—with the merger by incorporation of Tim into Telecom Italia on the basis of the following exchange ratios:

•	1.73 Telecom Italia ordinary shares with a par value of €0.55 each for every Tim ordinary share with a par value of €0.06;

•	2.36 Telecom Italia savings shares with a par value of €0.55 each for every Tim savings share with a par value of €0.06;

2.	to increase the share capital by up to €1,420,690,865.55 through the issuance of up to 2,291,344,587 ordinary shares and up to 291,729,714 savings shares, with a par value of €0.55 each and normal entitlement to the rights pertaining thereto, for the exchange of Tim ordinary and savings shares held at the effective date of the Merger by shareholders other than Telecom Italia, who will be provided with a service to handle any fractions of shares, at market prices and at no cost in terms of expenses, stamp duty or commissions, that will permit the number of newly issued shares to which they are entitled to be rounded up or down to the nearest whole number;

3.	to amend Article 5 of the bylaws accordingly by introducing a new paragraph to the effect that:

The shareholders’ meeting held on [-] approved an increase in the share capital of up to €1,420,690,865.55 through the issuance of up to 2,291,344,587 ordinary shares and up to 291,729,714 savings shares, with a par value of €0.55 each and normal entitlement to the rights pertaining thereto, for the merger by incorporation of Tim S.p.A.;

4.	to increase the share capital—for Tim’s outstanding stock option plans, to the extent they are still effective, taking into account the exchange ratio planned for Tim ordinary shareholders in connection with the Merger and with effect from the effective date of the Merger—by up to €38,655,832.60 through the issuance of up to 70,283,332 ordinary shares with a par value of €0.55 per share, divided into the following tranches:

(i)	an increase of up to €11,705,656.05 for the exercise of stock options already granted by Tim under its “2000-2002 Stock-Option Plans”, to be implemented by 31 December 2008 through the issuance of up to 21,283,011 Telecom Italia ordinary shares with a par value of €0.55 per share to be offered to the holders of the above-mentioned stock options on the basis of the exchange ratio adopted for Tim ordinary shares for purposes of the Merger at a price of €6.42 for each option held (i.e. €3.710983 for each newly issued share);

(ii)	an increase of up to €1,132,285 for the exercise of stock options already granted by Tim under its “2001-2003 Stock-Option Plans”, to be implemented by 31 December 2005 through the issuance of up to 2,058,700 Telecom Italia ordinary shares with a par value of €0.55 per share to be offered to the holders of the above-mentioned stock options on the basis of the exchange ratio adopted for Tim ordinary shares for purposes of the Merger at a price of €8.671 for each option held (i.e. €5.012139 for each newly issued share);

(iii)	an increase of up to €474,798.50 for the exercise of stock options already granted by Tim under its “2001-2003 Supplementary Plans”, to be implemented by 31 December 2005 through the issuance of up to 863,270 Telecom Italia ordinary shares with a par value of €0.55 per share to be offered to the holders of the above-mentioned stock options on the basis of the exchange ratio adopted for Tim ordinary shares for purposes of the Merger at a price of €7.526 for each option held (i.e. €4.350289 for each newly issued share);

(iv)	an increase of up to €22,150,920 for the exercise of stock options already granted by Tim under its “2002-2003 Stock-Option Plans”, to be implemented by 31 December 2008 through the issuance of up to 40,274,400 Telecom Italia ordinary shares with a par value of €0.55 per share to be offered to the holders of the above-mentioned stock options on the basis of the exchange ratio adopted for Tim ordinary shares for purposes of the Merger at a price of €5.67 for each option held (i.e. €3.277457 for each newly issued share);

(v)	an increase of up to €3,192,173.05 for the exercise of stock options already granted by Tim under its “2003-2005 Stock-Option Plans”, to be implemented through the issuance of up to a total of 5,803,951 shares with a par value of €0.55 per share, by 31 December 2008 for the first lot, by 31 December 2009 for the second lot and by 31 December 2010 for the third lot. The shares will be offered to the holders of the above-mentioned stock options on the basis of the exchange ratio adopted for Tim ordinary shares for purposes of the Merger at a price of €5.07 for each option held (i.e. €2.930636 for each newly issued share).

5.	to further amend, with effect from the effective date of the Merger, Article 5 of the bylaws as formulated in the text attached to the Merger Plan and that is by inserting after the fourth paragraph the following new fifth paragraph:

The shareholders’ meeting held on [-] also approved an increase in the share capital of up to €38,655,832.60 through the issuance of up to 70,283,332 ordinary shares with a par value of €0.55 per share, divided into the following tranches:

1.	an increase of up to €11,705,656.05 for the “2000-2002 Stock-Option Plans”, to be implemented by 31 December 2008 through the issuance of up to 21,283,011 ordinary shares with a par value of €0.55 per share to be offered for subscription at a price of €6.42 for each option held (i.e. €3.710983 for each newly issued share);

2.	an increase of up to €1,132,285 for the “2001-2003 Stock-Option Plans”, to be implemented by 31 December 2005 through the issuance of up to 2,058,700 ordinary shares with a par value of €0.55 per share to be offered for subscription at a price of €8.671 for each option held (i.e. €5.012139 for each newly issued share);

3.	an increase of up to €474,798.50 for the “2001-2003 Supplementary Plans”, to be implemented by 31 December 2005 through the issuance of up to 863,270 ordinary shares with a par value of €0.55 per share to be offered for subscription at a price of €7.526 for each option held (i.e. €4.350289 for each newly issued share);

4.	an increase of up to €22,150,920 for “2002-2003 Stock-Option Plans”, to be implemented by 31 December 2008 through the issuance of up to 40,274,400 ordinary shares with a par value of €0.55 per share to be offered for subscription at a price of €5.67 for each option held (i.e. €3.277457 for each newly issued share);

5.	an increase of up to €3,192,173.05 for the “2003-2005 Stock-Option Plans”, to be implemented by 31 December 2008 for the first lot, by 31 December 2009 for the second lot and by 31 December 2010 for the third lot through the issuance of up to a total of 5,803,951 shares with a par value of €0.55 per share to be offered for subscription at a price of €5.07 for each option held (i.e. €2.930636 for each newly issued share);

6.	to grant severally to the Chairman, the Deputy Chairman and each of the Managing Directors the powers needed:

(a)	to complete all the formalities required for the resolutions adopted to obtain all the necessary authorizations, with the right to introduce into such resolutions, the Merger Plan and the bylaws of the Absorbing Company annexed thereto any amendments, additions or deletions that may be requested on the occasion of filings with the Company Register;

(b)	to execute, inter alia by having ad hoc recourse to attorneys or agents, in conformity with the resolution of point 1, the public merger deed and any other act serving to recognize, supplement or amend that should prove necessary or desirable, defining every condition, clause, time limit and procedure thereof in conformity with and in implementation of the Merger Plan;

(c)	to complete and amend when executing the merger deed the numbers contained in Article 5 of the bylaws of the Absorbing Company in accordance with the principles and criteria described above and in relation to the number of shares that will be issued for the Merger;

(d)	to make any amendments to the terms and conditions of Tim’s stock-option plans referred to in point 4 rendered necessary by the change described in the subscription ratio, with special reference to the rounding down of the number of shares that can be subscribed for when options are exercised;

(e)	to make, as and when necessary, the changes to Article 5 of the bylaws of the Absorbing Company consequent on the implementation of the increases in capital referred to above, and to that end to complete all the formalities and publish all the notices required by law;

(f)	to do—inter alia by having ad hoc recourse to attorneys or agents—whatever else may be necessary for and conducive to the complete implementation of the foregoing resolutions, authorizing entries, transcriptions, annotations, amendments and corrections in public registers and every other competent seat.